Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated July 18, 2007 entitled "Technical Report on the Zubiak Property" in the Registration Statement on Form SB-2 filed by Interfac Mining Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Interfac Mining Inc.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Interfac Mining Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

September 28, 2007

/s/ T. Carpenter

T. Carpenter, B.Sc., P. Geo.

Professional Geologist